Exhibit 23.1
Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”), on Form S-11 (Nos. 333-189363, 333-256015, 333-177262, 333-194831, 333‑198245, and 333-256699), Form S-3 (Nos. 333-194252, 333-189887, 333-203563, 333‑207241, 333-212426, 333-206014, 333-213294, 333-211506, 333-193563, 333-221877, and 333-222971), Form S-4 (No. 333‑204957), and Form S-8 (Nos. 333-205845 and 333-213102) of our report dated October 31, 2022, relating to the combined statement of revenues and certain operating expenses of the portfolio of 19 properties (collectively referred to as the “Cedar Portfolio”) for the year ended December 31, 2021, and the related notes, which appears in the accompanying Current Report on Form 8-K/A.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
October 31, 2022